                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Summary--Selected Historical Consolidated Financial Data" and "Experts" and to the use of our reports dated February 7, 2003, except for Note 36--Subsequent Events, as to which date is April 16, 2003, with respect to the consolidated financial statements and schedule of Smith & Nephew plc in the Registration Statement (Form F-4) and related Prospectus of Smith & Nephew Group plc, Smith & Nephew Common Access Trust and Smith & Nephew plc for the registration of 119,807,689 ordinary shares of 12.5p each of Smith & Nephew Group plc, beneficial interests in common access shares of Smith & Nephew plc and common access shares of Smith & Nephew plc.

                                             ERNST & YOUNG LLP

April 25, 2003
London, England